EXHIBIT 10.7

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (the "Second Amendment") is made as of January 23, 2017, by and between ALBANY ROAD-BRANFORD II LLC, a Delaware limited liability company, as successor-in-interest to DMP New Branford LLC ("Landlord"), having an address of c/o Albany Road Real Estate Partners, LLC, 10 High Street, 7th Floor Boston, Massachusetts 02110 and CAS MEDICAL SYSTEMS, INC., a Delaware corporation having a place of business at 44 East Industrial Road, Branford, Connecticut 06405 (the "Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of September 6, 2007 with respect to certain property known as and located at 44 East Industrial Road, Branford, Connecticut, as amended by that certain Amendment to Lease dated October 1, 2008 (as amended, the "Original Lease"); and

WHEREAS, the Initial Term of the Original Lease ends on September 30, 2017; and

WHEREAS, Landlord and Tenant have agreed to modify certain of the terms of the Original Lease, as more particularly set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises contained herein and Ten Dollars ($10.00) and other valuable consideration, the receipt of which is hereby acknowledged. Landlord and Tenant hereby covenant and agree as follows:

1.          Defined Terms.

The term "Lease" as used herein and in the Original Lease shall mean and refer to the Original Lease as amended by this Second Amendment.

Capitalized terms used herein but not otherwise defined herein shall have the meanings given to them in the Original Lease.

2.          Amendments. Effective as of February 1, 2017, Landlord and Tenant agree to amend the Lease as set forth below in this Section 2.

A. Section 2.1.1 of the Lease is amended by changing the definition of Expiration Date to January 31, 2022.

B. Section 4.1.1 of the Lease is amended by deleting the Annual Base Rent schedule in its entirety and replacing it with the following:

Period	Annual Base Rent	Monthly Base Rent
2/1/2017 – 1/31/2018	$274,176.00	$22,848.00
2/1/2018 – 1/31/2019	$279,659.00	$23,304.92
2/1/2019 – 1/31/2020	$285,252.00	$23,771.00
2/1/2020 – 1/31/2021	$290,957.00	$24,246.42
2/1/2021 – 1/31/2022	$296,776.00	$24,731.33

3.          Delivery.  Tenant acknowledges that it is in possession of the Premises and is agreeing to an extension of the term of the Lease with the Premises being accepted in its "as is" condition as of the date of this Second Amendment.

4.         Lease Ratification. This instrument and all of the terms and provisions hereof shall be considered for all purposes to be incorporated into and made part of the Original Lease. The Original Lease and each provision, covenant, condition, obligation, right and power contained therein is hereby ratified and confirmed, and, as modified hereby, shall continue in full force and effect. All references appearing in the Original Lease and in any related instruments shall be amended and read hereafter to be references to the Original Lease as amended by this Second Amendment. In the event of any inconsistencies or conflicts between other provisions of the Original Lease and the provisions of this instrument, the provisions hereof shall govern and control. Except as expressly set forth herein, the Original Lease has not otherwise been modified or amended and remains in full force and effect and is ratified by the parties hereto.  Tenant acknowledges that, as of the date of this Second Amendment, Tenant (i) is not to its knowledge in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute a default by Landlord under the Lease.

5.         Authority. Landlord represents and warrants to Tenant that Landlord and each person signing on its behalf are duly authorized to execute and deliver this Second Amendment and that this Second Amendment constitutes its legal, valid and binding obligation. Tenant hereby represents and warrants to Landlord that Tenant and each person signing on its behalf are duly authorized to execute and deliver this Second Amendment, and that this Second Amendment constitutes its legal, valid and binding obligation.

 6.          Notices.

Landlord's Address for Notices is changed to:

Albany Road-Branford II LLC
c/o: Albany Road Real Estate Partners LLC
10 High Street, 7th Floor
Boston, MA 02110

 7.         OFAC.  Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (i) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury ("OFAC"); (ii) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (iii) named on the following list that is published by OFAC: "List of Specially Designated Nationals and Blocked Persons."  If the foregoing representation is untrue at any time during the Term, a default under the Lease will be deemed to have occurred, without the necessity of notice to Tenant.

 8.          Broker. Landlord and Tenant represent and warrant to each other that they have not had any dealings with any broker, agent or finder in connection with the transaction evidenced by this Second Amendment, other than OR&L Commercial (the "Broker"). Each party agrees to protect, indemnify, defend and hold the other harmless from and against any and all expenses with respect to any compensation, commissions and charges claimed by any other broker, agent or finder with respect to this Second Amendment and the negotiation thereof that is made by reason of any action or agreement by such party.

 9.         Miscellaneous. This Second Amendment shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns. This Second Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. This Second Amendment shall be governed by and construed in accordance with the laws of the State of Connecticut.

 10.        Execution by Facsimile. The parties agree that this Second Amendment may be transmitted between them by facsimile machine or by an electronic PDF file, and the parties intend that a faxed telecopy of, or an electronic PDF file with, this Second Amendment containing either the original and/or copies of the signature of all parties hereto shall constitute a binding Second Amendment.

 11.        Binding. This Second Amendment shall become effective and binding only upon execution and delivery of this Second Amendment by all of the parties hereto.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to be duly executed as of the day and year first written above.

LANDLORD

ALBANY ROAD-BRANFORD II LLC,
a Delaware limited liability company

By: Albany Road-Branford Property Manager LLC, a
Massachusetts limited liability company

By:    /s/ Christopher J. Knisley
            Christopher J. Knisley, President

TENANT

CAS MEDICAL SYSTEMS, INC.,
a Delaware corporation

By:    /s/ Thomas M. Patton
Name: Thomas M. Patton
Title:   President and CEO
Hereunto duly authorized